Exhibit 99

For Immediate Release

ValueVision Expects Q3 Sales Growth of 2% to $135M

and an Adjusted EBITDA Loss of $0.5M-$0.7M;

TTM Sales Expected to Rise 9% to $590M and

Adjusted EBITDA Expected to Be $11.6M-$11.8M

MINNEAPOLIS, MN – November 2, 2011 – ValueVision Media, Inc. (NASDAQ: VVTV), a multichannel electronic retailer operating as ShopNBC (www.shopnbc.com), today previewed anticipated results of operations for its third quarter ended October 29, 2011. ValueVision will report third quarter results on Wednesday, November 16 and will hold a conference call and Webcast at 11:00am ET. Call details are below.

ValueVision Media, Inc. Anticipated Summary Income Statement Data

(in millions)

	Three months ended			Nine months ended			Trailing 12 months ended
	10/29/11	10/30/10	Chg.	10/29/11	10/30/10	Chg.	10/29/11	10/30/10	Chg.
Net Sales	$135	$132	+2%	$411	$383	+7%	$590	$539	+9%
Gross Profit	$50	$47	+6%	$155	$140	+11%	$214	$190	+12%
Adj. EBITDA	($0.7)-($0.5)	$0.6	-$1.3 to -$1.1	$3.5 -$3.7	($5.6)	+$9.1 - $9.3	$11.6 - $11.8	($7.0)	+$18.6 - $18.8

ValueVision anticipates Q3 ’11 net sales of $135M, representing growth of approximately 2% over Q3 ’10 net sales of $132.3M. Third quarter net sales reflect lower than expected sales in Consumer Electronics and Watches, which offset sales gains in the Jewelry, Home, Health & Beauty, and Fashion & Accessories merchandise categories. Gross profit rose approximately 6% in Q3 ’11 versus Q3 ’10, reflecting continued improvements achieved in overall gross margin.

The Company expects negative adjusted EBITDA in the range of ($0.5M) to ($0.7M), compared to adjusted EBITDA of $0.6M in the year-ago period. For the trailing twelve months, ValueVision expects net sales growth of approximately 9% to $590M and adjusted EBITDA of $11.6M to $11.8M, an increase of $18.6M to $18.8M.

Keith Stewart, ValueVision Media’s CEO, commented, “The Q3 expected revenue growth and its impact on adjusted EBITDA is clearly disappointing. Although we achieved solid sales gains across four of six business segments, these gains were largely offset by an unexpected sales decrease of approximately 23% in Consumer Electronics and lower than anticipated sales in Watches.

“Our goal is to build a strong multi-channel electronic retailer that provides sustainable and predictable performance while giving priority to the customer experience. Over the past two years we have been rebalancing our product assortment and broadening the mix, but unfortunately sales setbacks and quarterly volatility will occur.

“Looking forward, we are focused on nurturing, expanding and diversifying each category segment with exciting new products, programming concepts and cross-platform interactivity that will attract and delight the customer. This focused effort is across all our product categories, with particular emphasis on Consumer Electronics, where we still have more work to do in broadening our vendor base and product mix.

“Our Q3 revenue was also affected by an approximate 12% sales decline in our Watches category. We are disappointed with these results and recognize there is more progress to be made in diversifying the watch vendor base and product assortment. However, we are encouraged by the addition of a dozen new watch brands to this business segment over the past year. Lastly, we expect our four remaining product categories delivered healthy sales gains and good margins during Q3, based on solid product assortments that provide a good base for future growth.

“Despite the specific challenges we are actively addressing, we are encouraged by our overall progress across the business and the healthy gross margins we are achieving. We have come a long way, with work still to be done. We remain confident in and committed to our business platform and talented team, the execution of our growth strategies and the long-term potential of the business.”

William McGrath, ValueVision EVP & CFO, added, “Our anticipated Q3 adjusted EBITDA results will reflect lower than expected revenue growth as well as higher distribution costs associated with approximately 2 million households added in the quarter. Additionally, we improved our channel positioning in existing households in approximately 2.5 million homes. These incremental investments, which we anticipate amounted to approximately $0.8M in Q3 ‘11, are expected to deliver sales benefits to the Company over the long term.

“Cash and cash equivalents including restricted cash at end of Q3 totaled $32.7 million versus $42.5 million at the end of Q2 2011, reflecting planned investments in inventories, working capital and capital expenditures in advance of the peak fourth quarter selling season.”

Q3 Conference Call and Webcast Information:

TIME: Wednesday, November 16 at 11:00am ET

WEBCAST/REPLAY LINK: http://www.media-server.com/m/p/d86zj5dm

TELEPHONE: 866-510-0705; Passcode: 57151307

Adjusted EBITDA and TTM Numbers

EBITDA represents net loss for the respective periods excluding depreciation and amortization expense, interest income (expense) and income taxes. The company defines Adjusted EBITDA as EBITDA excluding debt extinguishment, non-operating gains (losses); non-cash impairment charges and write-downs; restructuring; and non-cash share-based compensation expense. The company has included the term “Adjusted EBITDA” in our EBITDA reconciliation in order to adequately assess the operating performance of our “core” television and internet businesses and in order to maintain comparability to our analyst’s coverage and financial guidance, when given. Management believes that Adjusted EBITDA allows investors to make a more meaningful comparison between our core business operating results over different periods of time with those of other similar companies. In addition, management uses Adjusted EBITDA as a metric measure to evaluate operating performance under its management and executive incentive compensation programs. Adjusted EBITDA should not be construed as an alternative to operating income (loss), net income (loss) or to cash flows from operating activities as determined in accordance with generally accepted accounting principles and should not be construed as a measure of liquidity. Adjusted EBITDA may not be comparable to similarly entitled measures reported by other companies. The company has included a reconciliation of Adjusted EBITDA to net loss, its most directly comparable GAAP financial measure, in this release.

Net Sales and Gross Profit are GAAP measurements and our presentation of TTM Net Sales and TTM Gross Profit are a summation of reported Net Sales and Gross Profit over the applicable twelve-month period without adjustment. TTM periods are calculated by taking the last four quarters through the third quarter ended October 29, 2011, compared to the same periods in the prior year.

About ValueVision Media/ShopNBC

ValueVision Media, Inc. operates ShopNBC, a multichannel electronic retailer that enables customers to interact and shop via TV, Internet, mobile devices, Facebook, Twitter and YouTube. The ShopNBC television network reaches over 80 million cable and satellite homes, in addition to live nationwide streaming at www.shopnbc.com and iPhone and Android devices. ShopNBC merchandise is focused on Home & Consumer Electronics, Health & Beauty, Fashion & Accessories, and Jewelry & Watches. Net sales for the past 12 months were $587 million, 44% of which was via the Internet or mobile. Please visit the company’s investor relations website at www.shopnbc.com/ir for this and other company information.

Forward-Looking Information

This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s anticipated results of operations for the three and nine months ended October 29, 2011 and the trailing twelve months ended October 29, 2011. Any statements contained herein that are not statements of historical fact may be deemed forward-looking statements. Anticipated results of operations for the three and nine months ended October 29, 2011 and for the latest twelve months ended October 29, 2011 are preliminary only, and subject to review and adjustment by both the Company and its auditors. These statements are based on management’s current expectations and accordingly are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to various important factors, including (but not limited to): consumer preferences, spending and debt levels; interest rates; competitive pressures on sales, pricing and gross profit margins; the level of cable and satellite distribution for the company’s programming and the fees associated therewith; the Company’s ability to successfully execute the rebuilding strategy; the ability to achieve the most effective product category mixes to maximize sales and margin objectives; the success of the company’s e-commerce and new sales initiatives; the success of its strategic alliances and relationships; the ability of the company to manage its operating expenses successfully; working capital levels; the ability of the Company to successfully manage the ValuePay program; the ability of the Company to establish and maintain acceptable commercial terms with third party vendors and other third parties with whom the Company has contractual relationships, and to successfully manage key vendor relationships; changes in governmental or regulatory requirements; litigation or governmental proceedings affecting the company’s operations; and the ability of the company to obtain and retain key executives and employees. More detailed information about those factors is set forth in the company’s filings with the Securities and Exchange Commission, including the company’s annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this announcement. The company is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise. Additionally, while the Company has provided this preview of anticipated results given the importance of this information to the investment community, the Company is under no obligation to do so and expressly disclaims any obligation to provide similar updates on anticipated results in the future, except as may be required by law.

Contact:

Investor / Media Relations:	Investors:
Anthony Giombetti ValueVision Media, Inc.	Norberto Aja, David Collins, Jennifer Neuman Jaffoni & Collins
agiombetti@shopnbc.com (612) 308-1190	vvtv@jcir.com (212) 835-8500

VALUEVISION MEDIA, INC.

AND SUBSIDIARIES

Reconciliation of Adjusted EBITDA to Net Loss:

	For the Three Month Periods Ended		For the Nine Month Periods Ended		For the TTM Periods Ended
	Estimate October 29, 2011	October 30, 2010	Estimate October 29, 2011	October 30, 2010	Estimate October 29, 2011	October 30, 2010
Adjusted EBITDA (000’s)	$(500) - $(700)	$578	$3,600 - $3,800	$(5,656)	$11,600 - $11,800	$(6,915)
Less:
Debt extinguishment	-	-	(25,679)	-	(26,914)	-
Restructuring costs	-	(451)	-	(877)	(292)	(2,530)
Non-cash share-based compensation	(1,562)	(616)	(3,737)	(2,114)	(4,973)	(2,789)

EBITDA (as defined) (a)	(2,100) - (2,300)	(489)	(25,550) - (25,750)	(8,647)	(20,300) - (20,500)	(12,234)

A reconciliation of EBITDA to net loss is as follows:
EBITDA (as defined) (a)	(2,100) - (2,300)	(489)	(25,550) - (25,750)	(8,647)	(20,300) - (20,500)	(12,234)
Adjustments:
Depreciation and amortization	(3,270)	(3,107)	(9,478)	(10,325)	(12,491)	(13,922)
Interest income	17	-	61	51	61	68
Interest expense	(982)	(2,203)	(4,527)	(6,148)	(8,173)	(7,748)
Income taxes	(20)	(15)	(56)	591	(70)	525

Net loss	$(6,300) - $(6,500)	$(5,814)	$(39,550) - $(39,750)	$(24,478)	$(40,900) - $(41,100)	$(33,311)

(a) EBITDA as defined for this statistical presentation represents net income (loss) for the respective periods excluding depreciation and amortization expense, interest income (expense) and income taxes. The Company defines Adjusted EBITDA as EBITDA excluding debt extinguishment, non-operating gains (losses); non-cash impairment charges and writedowns, restructuring costs; and non-cash share-based compensation expense.

Management has included the term Adjusted EBITDA in its EBITDA reconciliation in order to adequately assess the operating performance of the Company's "core" television and Internet businesses and in order to maintain comparability to its analyst's coverage and financial guidance, when given. Management believes that Adjusted EBITDA allows investors to make a more meaningful comparison between our core business operating results over different periods of time with those of other similar companies. In addition, management uses Adjusted EBITDA as a metric measure to evaluate operating performance under its management and executive incentive compensation programs. Adjusted EBITDA should not be construed as an alternative to operating income (loss), net income (loss) or to cash flows from operating activities as determined in accordance with GAAP and should not be construed as a measure of liquidity. Adjusted EBITDA may not be comparable to similarly entitled measures reported by other companies.

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